UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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EMCORE CORPORATION
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EMCORE CORPORATION
10420 Research Road, SE
Albuquerque, New Mexico 87123

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 5, 2014
The following information relates to the proxy statement (the “Proxy Statement”) of EMCORE Corporation (the “Company”) dated January 28, 2014, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2014 Annual Meeting of Shareholders and any adjournment or postponement thereof (the “Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined have the meaning given to them in the Proxy Statement.
THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
Supplemental Disclosure Concerning Proposal III
As disclosed in the Proxy Statement, the Company is requesting approval to increase the number of shares of Common Stock available for grant under our 2012 Plan from 1,000,000 shares to 2,000,000 shares. In fiscal years 2012 and 2013, the Company granted equity awards under its existing equity incentive plans totaling 903,013 shares and 614,700 shares, respectively. As of January 24, 2014, the Company has granted equity awards under its existing equity incentive plans totaling 648,075 shares during fiscal year 2014 (which includes shares underlying awards granted in connection with the Company’s fiscal year 2014 annual award grant to employees) and, as of such date, 5,750 shares remained available for issuance under the 2012 Plan. In determining the number of additional shares to request for approval under the 2012 Plan, the Compensation Committee considered the Company’s historical grant rate and estimated that the 1,000,000 additional requested shares will enable the Company to make grants at its historic grant levels for approximately two years. In making this determination, the Compensation Committee utilized its collective experience, judgment and discretion regarding the number of shares required for the Company to compensate its employees in a manner to remain competitive in the Company’s market. The Compensation Committee did not engage a compensation consultant, or any other consultant, to conduct any analysis or make any recommendations regarding the appropriate size of the requested share increase.
As of January 24, 2014, there were a total of 30,357,764 shares of our Common Stock outstanding, and the following awards remained outstanding:

•	91,264 shares of Common Stock in the form of restricted stock awards;

•	1,149,785 shares of Common Stock underlying outstanding restricted stock units; and

•	1,694,976 shares of Common Stock underlying outstanding stock options, with a weighted average exercise price of $17.70 and an average remaining term of 3 years.

The closing price of our Common Stock on the Nasdaq Global Market on January 24, 2014, was $4.89 per share.
Awards Granted to Certain Individuals and Groups under the 2012 Plan
The following table shows, for each of the Named Executive Officers and the various groups indicated, the number of restricted stock units granted under the 2012 Plan during fiscal year 2013. The Company did not grant any restricted stock awards or stock options under the 2012 Plan during fiscal year 2013.

Name and Principal Position	Number of Restricted Stock Units Granted
Hong Q. Hou, Ph.D., Chief Executive Officer	40,000
Mark Weinswig, Chief Financial Officer	20,000
Christopher Larocca, Chief Operating Officer	20,000
Monica Van Berkel, Chief Administration Officer	15,000
Alfredo Gomez, General Counsel	15,000
All current executive officers as a group (5 persons)	110,000
All current non-employee directors as a group (7 persons)	0
All employees (not including executive officers) as a group (approximately 551 persons as of September 30, 2013) (1)	373,500

(1) Equity grants in fiscal year 2013 under the 2012 Plan were made to an aggregate of 234 employees, excluding persons who were executive officers as of the end of fiscal 2013.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE INCREASE IN SHARES AVAILABLE UNDER THE EMCORE CORPORATION 2012 EQUITY INCENTIVE PLAN FROM 1,000,000 TO 2,000,000 IN ACCORDANCE WITH PROPOSAL III.